Exhibit 10.1

Pacific Financial Corporation

Annual Incentive Compensation Plan

December 2010

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© 2010 Amalfi Consulting, LLC.

Production in whole or in part, in any form whatsoever, without prior written permission is strictly prohibited.

Performance-Based

Annual Incentive Compensation Plan

Annual Incentive Plan Document

INTRODUCTION

Pacific Financial Corporation and Bank of the Pacific (the “Company”) are willing to provide annual cash incentive award opportunities for eligible employees, through the use of a Performance-Based Annual Incentive Compensation Plan (the “Plan”).  The annual incentive awards will provide a payment based upon attainment of specified goals and objectives.  The objective is to align the interests of these employees with the interests of the Company in obtaining superior financial results.

I.          OBJECTIVE & PURPOSE

The Company believes in pay for performance, and desires to implement a performance-based culture.  The Company is committed to rewarding employees for the achievement of annual performance goals.  This Plan is designed to reward and retain high performers, and to drive the long-term financial success of the Company.  The Plan should encourage teamwork and create an environment where executives are rewarded if the Company and his/her department achieve or exceed pre-determined annual performance criteria.  The Plan is also designed to reward employees for achieving and exceeding individual performance criteria.  It is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company and department/individual performance criteria.

II.        PARTICIPATION/ELIGIBLITY

Each Plan Year the Company’s Chief Executive Officer (“CEO”) shall submit to the  Compensation Committee (“Committee”) of the Board of Directors of the Company a list of eligible employees (or employee groups) for participation in the Plan for the upcoming Plan Year.  In addition to a listing of the eligible employees, the CEO shall also provide the Committee with a summary of the annual incentive award tiers, the incentive award opportunities for each tier, the weighting of Company versus department/individual performance goals, and a summary of possible payouts, for the Committee’s review and approval.  Each Plan participant shall be notified of selection for participation in the Plan.

A.           The Plan is limited to employees of the Company recommended by the CEO and approved by the Committee.

Additional eligibility requirements include:

✓     New employees must be employed by August 31st in a given Plan Year to be eligible for an award related to performance in that Plan Year.

✓     Employees hired after August 31st must wait until the next Plan Year to be eligible for an award.

✓     Employees hired before August 31st who work a partial year will receive pro-rated awards based on hours worked.

✓     Plan participants must receive a minimum performance rating of “satisfactory” or better for the Plan Year to be eligible for any payout.

✓     Except as provided in Section XI below, Plan participant must be an active employee as of the award payout date to receive an award.

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III.       PLAN YEAR/PERFORMANCE PERIOD

The Plan operates on a calendar year basis (January 1st to December 31st) and Plan payouts will be made no later than 2½ months after the end of the Plan Year that represents the Performance Period, or a later date that would still permit the payment to constitute a short-term deferral that is not subject to Section 409A of the Internal Revenue Code (i.e., generally, no later than 2½ months after the end of the year in which a participant obtains a legally binding right to such award).  This same Plan Year (calendar year) is the Performance Period for determining the amount of incentive awards to be paid in the following Plan Year.

IV.       PLAN DESIGN

The Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals.  The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum performance goals.  This design should be reviewed and possibly adjusted on an annual basis to be sure the Plan remains market competitive and includes all the appropriate Plan participants.  The basic Plan design must be approved by the Committee on an annual basis, with respect to each Plan Year/Performance Period.

V.        AWARD OPPORTUNITIES

For each Plan Year/Performance Period Minimum, Target, and Maximum Performance award opportunity levels, expressed as a percent of salary, will be set for each participating employee.  The actual payouts will be calculated using a ratable approach, where payouts are calculated as a proportion of minimum, target and maximum performance levels.

A.           Minimum Performance:  The minimum level of performance is required to be achieved before being eligible to receive any payout under the Plan.

B.           Target Performance:  The budgeted, or expected, level of performance based upon both historical data and management's best judgment of expected performance during the performance period.

C.           Maximum Performance:  The level of performance which based upon historical performance and management’s judgment would be exceptional or significantly beyond the expected.

VI.       PERFORMANCE OBJECTIVES

The Plan will provide annual incentive awards to Plan participants based on overall Company and department and/or individual performance objectives.   The performance objectives are determined by using the Company’s performance history, peer data, market data, and management's judgment of what reasonable levels can be reached, based on previous experience.  Once the Target Performance is established, the Minimum  and Maximum payout levels are also determined.  The specific performance criteria for each Plan participant will be based on the Plan’s overall goals, as approved by the Committee, and will be communicated to Plan participants by management.  The communication will clearly define the performance objectives at Minimum, Target, and Maximum Performance levels and will define the potential award opportunity for the Plan participants.

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A.           Company Performance - The  Company’s performance will be based on the Company’s  success as measured by criteria determined by the  Committee with input from the  CEO.  The percentage of payout for overall Company performance will be allocated based on the specific weighting of the Company’s goal based on the participant’s tier, and the actual performance compared to the pre-determined Minimum, Target, and Maximum Performance levels.

B.           Department or Individual Performance – Certain Plan participants may have a portion of their annual incentive award based on a combination of department and/or individual performance criteria.  The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criteria for the overall incentive award will vary based on the position and role of each Plan participant.

VII.     AWARD CALCULATION

            The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of minimum, target and maximum award opportunities.  If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis.

VIII.    EARNING OF ANNUAL INCENTIVE AWARDS

Incentive awards will be earned during each Plan Year/Performance Period.  If the Company does not meet minimum performance levels, there will be no payouts for the Company performance objectives.  However, the Plan participants may still be eligible to receive payouts related to their department or individual performance objectives.

Plan Trigger:  The Committee may at its discretion establish a plan trigger in any plan year.  The Committee will set any such trigger at the beginning of the performance period.   If established, in order for the Annual Incentive Plan to be funded and “activated”, the Company must achieve a threshold performance level to be determined by the Committee for each Plan Year/Performance Period.  This performance level is not related to the Company Minimum, Target, or Maximum Performance goals.  It is instead a threshold level of performance that needs to be attained for  any incentive awards to  be paid out.  If this threshold level of performance is not met, the Plan will not be “turned on” for that given year and no payouts will be made.  If a plan trigger is not established  by the Committee at the beginning of the performance period, any payouts will be determined based upon Company, department and/or individual performance objectives as established and approved by the Committee, with input from the CEO, as described in Section VI.

IX.       PAYMENT OF AWARDS

After all performance results are available following year-end, the awards will be calculated for each Plan participant and recommended by the CEO for approval by the Committee.  Awards are then paid out less the necessary withholdings.

           The following procedures will apply to the payment of awards:

✓     Payments will be declared no later than 2½ months following the end of the Plan Year that constitutes the Performance Period.

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✓     Payment will be made at the time provided for in Section III.

✓     Except as otherwise provided in Section XI, a Plan participant must be an active employee on the date of the award payout in order to receive a payout.

✓     The result of the performance criteria is calculated as a percent of the total actual salary for a participant during the applicable Plan Year.

X.        PLAN ADMINISTRATION

Administration of the Plan is the joint responsibility of the Compensation Committee, the CEO and the Human Resources department of the Company.

 A.    Responsibilities of the Compensation Committee

The  Committee, subject to approval by the Board, has the responsibility to approve, amend, or terminate the Plan as necessary.  The actions of the Board or Committee shall be final and binding on all parties.  The Committee also has the authority, in its sole discretion, to make adjustments with respect to any performance criteria or plan trigger for the Plan Year due to the occurrence of extraordinary events.  After approval by the Committee, management shall, as soon as practical, inform each of the Plan participants under the Plan of their potential award under the operating rules adopted for the Plan Year.

B.     Responsibilities of the CEO

The CEO of the Company administers the program directly and provides liaison to the Committee, including the following specific responsibilities:

✓     Recommend the Plan participants to be included in the Plan for a Plan Year/Performance Period.  This includes determining if additional employees should be added to the Plan and if any existing Plan participants should be removed from participating in the Plan.

✓     Provide recommendations for the award opportunity amounts at minimum, target and maximum for all other Plan participants.  The CEO will review the objectives and evaluations, adjust guideline awards for performance and recommend final awards to the Committee for its approval.

✓     Provide other appropriate recommendations that may become necessary during the life of the Plan.  This could include such items as changes to Plan provisions.

C.           Responsibilities of Human Resources

The Human Resources department of the Company will act as the Plan Administrator with regard to responsibilities for tracking the performance criteria during the course of the Plan Year.  The Human Resources department will also have the responsibility of determining the amount of the payouts following year end.  Additional responsibilities may be assigned to the Human Resources department by the Committee or CEO.  All necessary reporting to outside auditors for inclusion in annual reporting will be carried out by the CEO or designee.

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XI.       TERMINATION OF EMPLOYMENT

If a Plan participant is terminated by the Company, or voluntarily terminates his/her employment with the Company prior to payout, no incentive award will be paid. To encourage employees to remain employed by the Company, a participant must be an active employee on the date the incentive is paid to receive an award.  However, there are exceptions for terminations as a result of death, disability, or retirement, as provided below.

A.     Disability, Death or Retirement

If a participant is disabled and placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability.  In the event of death, the Company will pay to the participant’s estate the pro-rata portion of the award that had been earned by the participant.  Employees who retire will receive payment for a pro-rata portion of the award they earned prior to retirement.

XII.     AMENDMENTS AND PLAN TERMINATION

The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments.  If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Committee.  The Committee may, subject to approval by the Board, terminate, change or amend any provision of the Plan as it deems appropriate.  In no event shall an amendment to the Plan cause the Plan to be subject to Internal Revenue Code (“Code”) Section 409A, or violate any regulatory requirement applicable to the Company.

XIII.    PLAN FUNDING

The Plan shall not be funded.  Amounts due hereunder shall be paid from the general assets of the Company.

XIV.    CLAIMS AND REVIEW PROCEDURES

A.     Claims Procedure

A Plan participant or beneficiary (“claimant”) who has not received awards under the Plan that he or she believes should be paid shall make a claim as follows:

1.      Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

2.      Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing.

3.      Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.

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B.     Review Procedure

If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for review by the Plan Administrator of the denial, as follows:

1.      Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

2.      Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.

3.      Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

4.      Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing.

5.      Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.

XV.      COMMUNICATION OF PLAN TO PLAN PARTICIPANTS

Communication of the Plan will be vital to the overall success of the Plan.  Key communication events include the following:

1.      An initial communication to Plan participants of the Plan details, including the performance targets set for the initial Plan Year.  This will typically take place in the first few months of the Plan Year.

2.      Communication of new performance targets, Plan procedure changes, etc., at the beginning of each Plan Year.

3.      Periodic reviews and/or performance updates throughout the Plan Year. These reviews should include a year-to-date performance update and discuss any changes that may be necessary to assure attainment of the Plan targets.

4.      A year-end review of estimated Plan results, including an estimate of the Company's performance on each performance measure.

5.      An evaluation discussion surrounding the Plan participants’ final annual incentive awards to be conducted by the appropriate manager upon final determination of year-end results.

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XVI.    MISCELLANEOUS

A.           No Guarantee of Employment.  This Plan is not an employment contract.  It does not give the Plan participant the right to remain an employee of the Company or limit the Company's right to discharge the Plan participant.

B.           Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

C.           Reorganization. If the Company shall (1) merge into or consolidate with another company, (2) reorganize, or (3) sell substantially all of its assets to another company, firm, or person, or upon a change in control involving Pacific Financial Corporation stock, then the succeeding or continuing company, firm, or person shall succeed to, assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

D.          Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

E.           Applicable Law.  The Plan and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by the laws of the United States of America.

F.            Code 162(m) Limitation.   To the extent permitted by Treas. Reg. 1.409A-1(b)(4)(ii), any amounts payable hereunder that would not be deductible on account of the limitations of Code Section 162(m) shall be paid as soon as reasonably practicable following the first date on which the Company reasonably anticipates that if the payment were made on such date, the Company's deduction with respect to such payment would no longer be restricted due to the application of section 162(m).

Adopted by the Board of Directors March 9, 2011.

/s/ John Van Dijk, Secretary 3-9-2011
John Van Dijk, Secretary	Date

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BENEFICIARY DESIGNATION

Bank Name

ANNUAL INCENTIVE COMPENSATION PLAN

I, ________________________________, designate the following as beneficiary of benefits under the Plan payable following my death:

Primary: ___________________________________________________________ ___________________________________________________________	_____% _____%
Contingent: ___________________________________________________________ ___________________________________________________________	_____% _____%

Notes:

•        Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•        To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•        To name your estate as beneficiary, please write “Estate of _[your name]_”.

•        Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:                                        _______________________________

Signature:                                  _______________________________   Date:    _______

SPOUSAL CONSENT (Required if Spouse not named beneficiary):

I consent to the beneficiary designation above, and acknowledge that if I am named beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:               _______________________________

Signature:                      _______________________________      Date:     _______

Received by the Plan Administrator this ________ day of ___________________, 2____.

By:       _________________________________

Title:      __________________________________________

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